Exhibit 99.1

Aetherium Acquisition Corp. Announces the Separate Trading of its Shares of Class A Common Stock and Warrants, Commencing February 22, 2022

New York, NY, February 18, 2022 – Aetherium Acquisition Corp. (the “Company”) announced today that, commencing February 22, 2022, holders of the units sold in the Company’s initial public offering completed on January 3, 2022, may elect to separately trade the shares of Class A common stock and warrants included in such units on The Nasdaq Global Market (“Nasdaq”).

The shares of Class A common stock and warrants that are separated will trade on Nasdaq under the symbols “GMFI” and “GMFIW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “GMFIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. EF Hutton, division of Benchmark Investments LLC, acted as sole book-running manager of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 29, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002 or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aetherium Acquisition Corp.

Aetherium Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region, although the Company intends to focus on businesses in the education, training and education technology industries, specifically in Asia (excluding China).

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Jonathan Chan

Chairman of the Board and Chief Executive Officer

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT 06831

Email: jc@vigilant-assets.com